Exhibit 99.1

Ramaco Resources, Inc. announces agreement to acquire Ramaco Coal, LLC

LEXINGTON, Ky., February 24, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that it has reached an agreement in principle for its subsidiary, Ramaco Development, LLC, to acquire (the “Acquisition”) 100% of the equity interests of Ramaco Coal, LLC (“Ramaco Coal”), an entity owned by an investment fund managed by Yorktown Partners, LLC and certain members of the Company’s management. The consideration for the Acquisition will consist of (i) an initial payment of $5 million due at closing and (ii) an aggregate deferred purchase price of $60 million, consisting of (A) $20 million, to be paid during the remainder of 2022 in $5 million ratable quarterly installments, and (B) $40 million, to be paid during 2023 in $10 million ratable quarterly installments. The Special Committee of Independent Directors (the “Special Committee”) of the Board of Directors of the Company negotiated and approved the Acquisition, which remains subject to customary closing conditions, including obtaining certain consents, and the Company can provide no assurances if or when the closing conditions will be satisfied or whether the Acquisition will be consummated at all. Janney Montgomery Scott has served as financial advisor to the Special Committee and has provided an independent Fairness Opinion with regard to the transaction.

Ramaco Coal primarily consists of land holding and coal royalty producing subsidiaries, including fee ownership of approximately 42 million tons of metallurgical coal reserves. The vast majority of Ramaco Coal’s holdings are currently leased to the Company. Merging the Ramaco Coal land and royalty interests into the Company will have a positive financial impact on the Company’s central Appalachian coal mining operations. The Acquisition will allow the Company to avoid ongoing minimum royalty and tonnage royalty expense for the entire life of the acquired reserves, providing significant near and long-term financial benefit and ensuring that the Company remains among the lowest cost producers of metallurgical coal in the U.S. for the foreseeable future.

While the royalty savings alone support the Acquisition, Ramaco Coal also owns Ramaco Carbon, LLC (“Ramaco Carbon”), whose assets include (i) the 500 million ton permitted Brook Mine near Sheridan, Wyoming (the “Brook Mine”), (ii) the adjoining Carbon Advanced Materials research center and (iii) a wide body of intellectual property (“IP”) in the field of developing commercial advanced carbon products and materials, using coal as a feedstock. This IP has primarily been developed in multi-year research partnerships with two of the U.S. Department of Energy National Laboratories, The National Energy Technology Laboratory (“NETL”), and the Oak Ridge National Laboratory. Ramaco Carbon has also been awarded several grants from the U.S. Department of Energy for development of “coal to products,” using innovation to create high value, environmentally friendly uses for America’s most abundant resource.

Also in partnership with NETL, Ramaco Carbon has been engaged in an on-going multi-year mineral analysis and core drilling assessment at the Brook Mine, designed to determine the potential concentrations of rare earth elements (“REE”) contained in the mine reserves and to study their ultimate commercial potential. While still in the early stages, the assets involved in this Acquisition may provide the Company access to breakthrough transitional markets, enabling the Company to produce coals to be used for higher-value products such as REEs and carbon feedstock for advanced carbon-based products and materials.

Although the Company remains committed to being among the lowest cost producers of metallurgical coal, which underlies and drives the rationale for the Acquisition, the Acquisition may also support the Company’s expansion into the manufacture and commercialization of advanced carbon products and materials from coal.

The Company expects to further comment on the Acquisition upon closing of the Acquisition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. These forward-looking statements represent Ramaco’s expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the decline of demand for coal in export markets and underperformance of the railroads, the anticipated completion of the Acquisition and the timing thereof, the expected benefits of the Acquisition to the Company’s shareholders, and the anticipated benefits and impacts of the Acquisition. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Contact: info@ramacocoal.com or 859-244-7455

SOURCE Ramaco Resources, Inc.

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